TURTLE BEACH CORPORATION ANNOUNCES TERMINATION OF RIGHTS AGREEMENT

WHITE PLAINS, NY – June 16, 2023 – Turtle Beach Corporation (Nasdaq: HEAR, the “Company”), a leading gaming headset and audio accessory brand, today announced that its Board of Directors (the “Board”) has unanimously approved the termination of the Company’s rights agreement, commonly referred to as a “poison pill”, which was originally scheduled to expire on March 28, 2024. The rights agreement was amended to accelerate the expiration date to June 15, 2023, effectively terminating the agreement as of that date.

“Turtle Beach is committed to enhancing its governance policies for the benefit of stockholders,” said Terry Jimenez, Chairman of the Board. “The termination of the rights agreement advances that objective.”

Stockholders are not required, nor do they need to take any action because of the termination of the rights agreement.

About Turtle Beach Corporation
Turtle Beach Corporation (www.turtlebeachcorp.com) is one of the world’s leading gaming accessory providers. The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.ROCCAT.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

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For Investor Information, Contact:
Cody Slach or Alex Thompson
Gateway Investor Relations
949.574.3860
HEAR@gatewayir.com

For Media Information, Contact:
MacLean Marshall
Sr. Director, Public Relations & Brand Communications
Turtle Beach Corporation
858.914.5093
maclean.marshall@turtlebeach.com